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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 17, 2002

                       Peoples Ohio Financial Corporation
                       ----------------------------------
             (Exact name of registrant as specified in its charter)



          Ohio                 0-49619                   31-1795575
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(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)




                    635 South Market Street, Troy, Ohio 45373
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (937) 339-5000




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                                    FORM 8-K


Item 5.   Other Events.
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          The following was contained in a press release issued by Peoples Ohio
Financial Corporation on October 16, 2002:



October 16, 2002



NEWS RELEASE                                               Contact: Linda Daniel
FOR IMMEDIATE RELEASE                                          VP Marketing/Adm.
                                                                  (937) 339-5000



                   ANOTHER GREAT FISCAL QUARTER FOR LOCAL BANK
                   -------------------------------------------

Peoples Ohio Financial Corporation, holding company for Peoples Savings Bank (Troy-Piqua-Clayton), announces another great earnings period with completion of the 1st quarter of fiscal 2003, ended September 30, 2002.

Net earnings for the 1st quarter were $707,000 or $0.09 per diluted share compared to $ 629,000 or $ 0.08 per diluted share for the same period last fiscal year . . . an increase of 12.4 percent.

In making the earnings announcement, President/CEO, Ron Scott, said the company's continued strong performance is influenced by new and improved products/services being introduced while continuing to provide good basic financial services. He also underscored the highly capable board and management at Peoples and the impact of that administrative strength on performance.

Scott further pointed out that return on assets (ROA) for the 1st quarter/fiscal 2003 was 1.27 percent compared to 1.17 percent in the prior year while return on equity (ROE) was 12.12 percent compared to 11.89 percent in the prior year, both of which are key indicators that rank Peoples well among its peers.

Peoples has successfully completed over a year and a half of operation of a new full-service state-of-the-art banking center and two stand-alone drive-thru locations in Clayton (Northern Montgomery County). Also Peoples has banking centers, ATM locations, and trust offices in Troy and Piqua. Originally chartered under Ohio law in 1890, Peoples Savings Bank created a savings and loan holding company, Peoples Ohio Financial Corporation, effective January 2002. Common shares of Peoples stock are now traded in the over-the-counter market under the symbol "POHF".




                                     - 30 -



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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  PEOPLES OHIO FINANCIAL CORPORATION



                                  By: /s/ Ronald B. Scott
                                      --------------------------------------
                                      Ronald B. Scott
                                               President

                                -  Date: October 17, 2002